Exhibit (11)

September 17, 2025

BNY Mellon ETF Trust II
240 Greenwich Street
New York, New York 10286

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to BNY Mellon ETF Trust II (the “Trust”), a Massachusetts voluntary association (commonly known as a “business trust”), on behalf of the BNY Mellon Active Core Bond ETF, BNY Mellon Core Plus ETF, BNY Mellon Municipal Intermediate ETF, BNY Mellon Municipal Short Duration ETF, and BNY Mellon Municipal Opportunities ETF (collectively, the “Acquiring ETFs”), each a newly organized series of the Trust, in connection with the Trust’s registration statement on Form N-14 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about September 17, 2025 (the “Registration Statement”), with respect to each Acquiring ETF’s shares of beneficial interest (collectively, the “Shares”) to be issued in exchange for the transfer of assets and assumption of liabilities of the BNY Mellon Intermediate Bond Fund, BNY Mellon Corporate Bond Fund,  BNY Mellon National Intermediate Municipal Bond Fund, BNY Mellon National Short-Term Municipal Bond Fund, and BNY Mellon Municipal Opportunities Fund, respectively, each a separate series of BNY Mellon Funds Trust, as described in the Registration Statement (the “Reorganizations”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)
A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts, of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated October 7, 2024, and the Certificate of Designation, dated June 27, 2025, relating to the establishment of the Acquiring ETFs (together, the “Declaration”);

(c)
Copies of the Trust’s current By-Laws, adopted on June 24, 2024, and as amended on August 12, 2025 (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust authorizing the Reorganizations and

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BNY Mellon ETF Trust II
September 17, 2025

the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Trust;

(d)	A printer’s proof of the Registration Statement; and

(e)	A copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring ETFs (the “Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Plan will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We also have assumed for the purposes of this opinion that, with respect to matters relating to the Shares, the Declaration, By-Laws, Resolutions, and Plan will not have been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

BNY Mellon ETF Trust II
September 17, 2025

1.
The Trust has been formed and is existing under the Trust’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.
The Shares, when issued and sold in accordance with the Trust’s Declaration and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the Commonwealth of Massachusetts except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP